EXHIBIT 10.13

MINING LEASE AND AGREEMENT

THIS MINING LEASE AND AGREEMENT (this "Agreement"), made this ______ day of ____2010, and by and between GOLD STANDARD VENTURES (US) INC., a Nevada Corporation (“GOLD STANDARD”), and THOMAS J. TOMERA and PATSY S. TOMERA, husband and wife, PETER M. TOMERA AND TONI LYNN TOMERA, husband and wife, ELEANOR O'DONNELL, a married woman, as her sole and separate property, JULIANA DIAZ, a married woman, as her sole and separate property, and LUCY B. MILLER, a married woman, as her sole and separate property (hereinafter individually and collectively called (“Owner"):

WITNESSETH:

In consideration of an initial advance minimum royalty ("AMR") payment of SEVENTEEN DOLLARS AND FIFTY CENTS ($17.50) per net mineral acre of the Property (the "Initial Payment"), made to Owner upon execution of this Agreement, and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and of the promises and covenants contained in this Agreement, Owner and GOLD STANDARD agree as follows:

ARTICLE ONE

REPRESENTATIONS, WARRANTIES AND COVENANTS

1.1       Owner represents and warrants to GOLD STANDARD, that to the best of Owner's knowledge and belief:

a.           They own the entire right, title and interest to the property described in Exhibit A attached hereto (collectively referred to herein as the ("Property"), located in Elko County, Nevada, and containing 400.032 net mineral acres, more or less;

b.           That the Property is free and clear of all liens, clouds, encumbrances and adverse claims of third parties;

c.           That Owner has good and valid right and authority to make and deliver this Agreement;

d.           That the Property is not burdened with any royalties, overriding royalties or payments on production;

e.           That the Property is not subject to any prior agreement, encumbrances, burden or restriction created by any act or instrument of Owner; and

f.           Owner or others with Owner's permission have conducted mining or industrial operations or activities upon the Property prior to the date of this Agreement, such as exploration, but to the best knowledge and information of Owner has not conducted other surface and underground disturbances (including, but not limited to, underground workings, waste dumps, and tailings). For the term of this Agreement, Owner hereby irrevocably assigns to GOLD STANDARD any and all rights of indemnity, if any, which Owner may have or hold, from or against any third parties for any damages arising from such activities, if any, conducted by such third parties.

1.2           GOLD STANDARD covenants that GOLD STANDARD shall indemnify and hold harmless Owner from all liability, including attorney's fees and costs, arising out of GOLD STANDARD's exploration and other activities upon the Property hereunder, including but not limited to environmental and reclamation liabilities under existing and future laws and regulations. The indemnity set for the herein shall survive termination or expiration of this Agreement.

ARTICLE TWO

GRANT

2.1           Owner hereby grants, lets and leases exclusively to GOLD STANDARD the Property, for the term hereof, together with all ores and minerals of every kind, except geothermal resources, coal and oil and gas and other hydrocarbons, water (collectively, "Excluded Substances") and sand and gravel, in, on or under the Property, with the exclusive right to prospect and explore for, mine by any method now known or hereafter discovered (including, but not limited to, underground, open pit, in-situ and solution methods), process by any method now known or hereafter discovered, mill, prepare for market, store, sell, and dispose of the same; and together with all  such rights-of-way and easements to the extent owned by Owner, if any, through, over, on or appertaining to the Property. In the event Owner acquires any additional rights, titles or interests in the Property after the execution of this Agreement, all such additional rights, titles and interests shall be subject to this Agreement.

ARTICLE THREE

LESSER INTEREST; THIRD PARTY CLAIMS

3.1            If Owner's title is less than as stated in Article 1 hereof or is subject to a superior adverse interest, all payments, including AMR and Production Royalty payments, without limitation, to be made to Owner hereunder shall be reduced to the same proportion thereof as the undivided interest in the Property solely owned by Owner bears to the entire interest in the Property. However, Owner shall not be required to reimburse GOLD STANDARD for an AMR or Production Royalty overpayments paid by GOLD STANDARD to Owner prior to discovery of the superior adverse interest or of the lesser interest.

ARTICLE FOUR

TERM

 4.1           Unless sooner terminated as provided in this Agreement, the term of this Agreement shall be for a primary period often (10) years from the Effective date and shall continue so long thereafter as Commercial Mining Operations are being conducted on the Property. "Commercial Mining Operations" shall mean production in commercial quantities of any leased minerals that has not ceased after commencement for a period of more than eighteen months, provided that if GOLD STANDARD has commenced development of a mine at the end of the primary term and thereafter AMR Payment Amount Due diligently continues completion of such development and commencement of production in commercial quantities, such development shall be considered as Commercial Mining Operations.

4.2           Provided that GOLD STANDARD is conducting exploration, development or mining operations on the Property at the end of the primary term set forth in Article 4.1, above, GOLD STANDARD shall have the option to extend the primary term of this Agreement for an additional period often (10) years. In order to exercise such option, GOLD STANDARD shall provide notice of its election prior to the end of the initial primary term and shall also tender the AMR payment set forth in Article 5(b) for the Tenth Anniversary. Notwithstanding termination, expiration or surrender of this Agreement, GOLD STANDARD shall nevertheless have the right of ingress and egress from the Property and the right to compete such reclamation and restoration of the Property and to make such inspections as may be required by law, for so long after termination of this Agreement as is reasonably necessary to complete all such reclamation, restoration and inspections or as limited by any surface use agreement pertaining to the Property or any portion thereof.

ARTICLE FIVE

ADVANCE MINIMUM ROYALTY (AMR) PAYMENTS

5.1       Initial Payment. The Initial Payment made to Owner upon execution of this Agreement satisfies the advance minimum royalty (AMR) payment obligation for the first year of the Agreement.

a.           Annual Payments. In order to maintain this Agreement in effect, GOLD STANDARD shall, so long as this Agreement shall remain in effect, pay to Owner subsequent AMR payments on the anniversary of the Effective Date of this Agreement, commencing on the first anniversary as follows:

Due Date	AMR payment amount due
First and Second Anniversaries	$17.50 per acre
Third and Fourth Anniversaries	$21.00 per acre
Fifth and Sixth Anniversaries	$24.50 per acre
Seventh and subsequent Anniversaries
As long as this Agreement remains in effect	$28.00 per acre

Acreage is based upon net mineral acres owned and leased at the time the payment is due (subject to Article 5(b) below).

b.           Minimum. The AMR payments set forth in this Article 5 shall be due payable only if this Agreement is in effect on any anniversary date. Notwithstanding any partial surrender or termination pursuant to Article 13, in no event shall the AMR payment in any year be less than ten thousand dollars ($10,000.00).

5.2           Recoupment. All AMR payments made to Owner shall be accumulated and be credited against and be subject to recoupment out of eighty (80) percent of Production Royalty specified in Article 6, with the remaining twenty (20) percent of Production Royalty being payable to Owner. Said right of recovery shall apply to the first such Production Royalty payments accruing and shall continue thereafter until GOLD STANDARD has recovered the full amount of allowable previously paid AMR payments. In no event shall the combined amount of AMR and Production Royalty actually paid to Owner in an annual period commencing on an Anniversary Date when recoupment is occurring be less than the amount stated in Article 5.1 (a). All AMR payments accruing subsequent to the first Production Royalty payment to Owner shall be recovered and deducted in a like manner from Production Royalty payments thereafter accruing. AMR payments not recouped by GOLD STANDARD from Production Royalty within ten (10) years after the AMR payment became due shall not be recoupable from subsequent Production Royalty. GOLD STANDARD shall pay when due the annual AMR payments to Owner due hereunder each and every year during the term of this Agreement.

ARTICLE SIX

PRODUCTION ROYALTY

6.1       GOLD STANDARD shall pay to Owner a nonparticipating Production Royalty of five percent (5%) of Net Smelter Returns, as defined in Exhibit B attached hereto and incorporated by this reference, based upon Owner's net mineral ownership. By way of example, if Owner's net mineral ownership is an undivided twenty-five percent (25%), then the Production Royalty would be 1.25% of Net Smelter Returns. Calculation and payment of Production Royalty shall be made pursuant to Exhibit B.

All payments and royalties payable hereunder may be made by GOLD STANDARD’s check, and delivery thereof shall be deemed completed on the mailing thereof by certified mail to Owner in the following percentages and as follows:

THOMAS J. TOMERA and PATSY S. TOMERA (undivided 3/18 interest)
Hc65-11
Carlin, NV 89822

PETER M. TOMERA AND TONI LYNN TOMERA (undivided 3/18 interest)
P.O. Box 276
Battle Mountain, NV 89820
(55 #(Pete) ###-##-####, (Lynn) ###-##-####

ELEANOR O'DONNELL (undivided 4/18 interest)
196 Emigrant Trail, Unit 10
Spring Creek, NV 89815
(SS# ###-##-####)

JULIANA DIAZ (undivided 4/18 interest)
P.O. Box 109
Mahn, OR 97632
(SS# ###-##-####)

LUCY B. MILLER (undivided 4/18 interest)
371 Mountain City Highway #6
Elko, NV 89801
(SS# ###-##-####)

ARTICLE SEVEN

WORK PLAN

7.1       GOLD STANDARD shall have sole discretion to determine the extent of its work, if any, on the Property and the time or times for beginning, continuing or resuming such work thereon. All activities carried out by GOLD STANDARD under this Agreement shall conform with the laws and regulations of the State of Nevada and the United States.

ARTICLE EIGHT

TITLE CURE

8.1           Upon request, Owner shall make available such abstracts of title and other title records pertaining to the Property which Owner may have to aid GOLD STANDARD in any title searching it may wish to undertake. GOLD STANDARD may, but shall have no obligation to, investigate and cure as it sees fit any defects in title to the Property which Owner fails to remedy after notice by GOLD STANDARD. Owner shall cooperate fully with GOLD STANDARD in the curing of any such title defect, and GOLD STANDARD shall reimburse Owner for Owner's actual expenses resulting from its cooperation in this effort. All expenses incurred by GOLD STANDARD in this effort or incurred by Owner and reimbursed by GOLD STANDARD shall be taken as a credit by GOLD STANDARD against any production royalties payable hereunder to Owner in the same manner as AMR payments.

ARTICLE NINE

CROSS-MINING RIGHTS: COMMINGLING

9.1           Without limiting the generality of the rights granted in Article 2 above, Owner hereby grants GOLD STANDARD the right to mine or remove from the Property any ores, waste, or other materials existing therein or thereon, through or by means of shafts or openings which may be sunk or made upon adjoining or nearby property products of ores or material s from the Property upon stockpile grounds situated upon any such adjoining or nearby property owned or controlled by GOLD STANDARD; and GOLD STANDARD may use the Property and any shafts, openings thereon for the mining, removal and/or stockpiling of any ores, water and other materials and/or concentrated products of ores or materials from any such adjoining or nearby property, or for any purpose or purposes connected therewith, not, however, permanently preventing the mining or removal of ore from the Property. GOLD STANDARD shall make appropriate arrangements with the owner of the surface estate and/or water rights prior to removal and discharge of water from the Property.

9.2           GOLD STANDARD may commingle ore from the Property with ore from other properties, either before or after concentration or beneficiation, so long as the data to determine the weight and assay, both of the ore removed from the Property and of other ores to be commingled, are obtained by GOLD STANDARD. GOLD STANDARD shall use that weight and assay data to allocate the royalties from the commingled ore between the Property and other properties from which the other commingled ore was removed. All such weight, assay and allocation calculations by GOLD STANDARD shall be done in a manner recognized by the mining industry as practical and sufficient.

ARTICLE TEN

RECORDS; INSPECTION

10.1           GOLD STANDARD's records of all mining operations on the Property pertinent to computation of royalties shall be available for Owner's inspection upon reasonable advance notice and during normal business hours, but no more than once each quarter. Owner may enter the mine workings and structures on the Property at all reasonable times upon reasonable advance notice for inspection thereof, but Owner shall so enter at his own risk and shall indemnify and hold GOLD STANDARD harmless against and from any damage, loss or liability by reason of injury to Owner or his agents or representatives or damage to or destruction of any property of Owner or said agents or representatives while on the Property on or in said mine workings and structures. If GOLD STANDARD shall encounter any Excluded Substances in connection with its exploration operations on the Property, GOLD STANDARD shall supply Owner with copies of the factual non-interpretive data, and drill logs generated in connection with the discovery of such Excluded Substances as soon after such discovery as reasonably practical.

ARTICLE ELEVEN

TAXES

11.1           GOLD STANDARD shall pay all taxes assessed against any personal property which it may place on the Property and shall pay any taxes or increase in real property taxes assessed against the Property due to its operations thereon. Owner shall provide promptly to GOLD STANDARD copies of all documents relating to such taxes or increase in taxes. GOLD STANDARD may take such action, at its expense, as it deems proper to obtain a reduction or refund of taxes paid or payable to it, and Owner shall cooperate in such action, including but not limited to allowing such action to be taken and prosecuted in Owner's name. Owner shall pay all other taxes assessed against the Property, including all taxes assessed or payable at the time of the executing of this Agreement.

ARTICLE TWELVE

LIENS

12.1           GOLD STANDARD shall keep the Property free of all liens for labor or materials furnished to it in its operations hereunder and shall indemnify and save harmless Owner against and from any damage, loss or liability by reason of injury to person or damage to property as the result of its operations hereunder, except as provided in Article 10 above. GOLD STANDARD may, but shall have no obligation to, contest the validity of any lien of the Property at its expense, and Owner shall cooperate in such contest, including but not limited to allowing such contest to be taken and prosecuted in Owner's name, and any such lien shall not be deemed a default unless finally adjudicated to be valid and not discharged by GOLD STANDARD.

12.2           Owner shall not be cause or allow any liens, encumbrances or adverse claims to accrue against the Property, except such as may have been expressly subordinated to this Agreement; and in the event any lien or encumbrance shall hereafter accrue against the Property by act or neglect of Owner, then GOLD STANDARD may, at GOLD STANDARD's option, pay and discharge the same, and if GOLD STANDARD elects so to do, GOLD STANDARD may deduct the amount so paid from any AMR or Production Royalties or other payments hereunder, together with interest thereon from the date or payment of said sums at the weighted average of prime rates throughout the year (as established by the Bank of America), subject to the application of any Nevada usury statute.

ARTICLE THIRTEEN

TERMINATION

           13.1           GOLD STANDARD shall have the right at any time to terminate this Agreement upon written notice to Owner. GOLD STANDARD shall also have the right, from time to time, to release portions of the Property from this Agreement (hereinafter a "Partial Release"). GOLD STANDARD shall provide written notice to Owner of such Partial Release, which notice shall specify the property so released, which shall consist of a minimum of all property subject to this Agreement within a section of land. A Partial Release shall reduce the AMR payments as a function of the net mineral acres so released, provided however, that the minimum AMR payments as a function of the net mineral acres so released, provided however, that the minimum AMR payment pursuant to Article 5 of this Agreement shall not be less than ten thousand dollars ($10,000.00) during the term of this Agreement.

13.2           Upon termination of this Agreement by GOLD STANDARD, or a Partial Release, as the case may be, all payments theretofore made to Owner shall be retained by Owner and all liabilities and obligations or GOLD STANDARD to Owner not then due or accrued shall cease and terminate, except any for all environmental conditions resulting from GOLD STANDARD's operations on the Property shall survive a termination or Partial Release. Within sixty (60) days of termination, or a Partial Release, as the case may be, GOLD STANDARD shall deliver to Owner a good and sufficient release and quitclaim to Owner that portion of the Property so terminated or released.

13.3           Upon termination of this Agreement, or Partial Release, as the case may be, GOLD STANDARD shall furnish Owner with a complete summary of the factual information obtained as a result of work done by GOLD STANDARD on the Property terminated or released, including, but not limited to, logs of all holes drilled thereon, ore values encountered, if any, analyses thereof and pertinent maps and surveys prepared by GOLD STANDARD in the course of such work. GOLD STANDARD makes no representation or warranty, expressed or implied, as to the accuracy of any information or data made.

ARTICLE FOURTEEN

DEFAULT

14.1           If GOLD STANDARD defaults in any of its obligations hereunder, Owner may give GOLD STANDARD written notice thereof specifying the defaults(s). GOLD STANDARD shall have thirty (30) days from receipt of such notice to cure the default unless it is of a nature that thirty (30) days is insufficient time in which to cure. In the latter event, GOLD STANDARD shall make substantial efforts to cure such default within the thirty (30) days, and shall continue such efforts until the default is cured. If GOLD STANDARD, in good faith disputes that a default has occurred, then GOLD STANDARD shall so advise Owner in writing giving all available reasons to support the position. Thereafter, if the parties continue to dispute the existence of a default, the matter may be resolved or determined by litigation in a court of competent jurisdiction, and the Parties shall have at their respective disposals all legal and equitable remedies allowed bylaw.

ARTICLE FIFTEEN

FORCE MAJEURE

15.1     The terms of this Agreement may be extended or the Agreement terminated in the case of an event of force majeure in accordance with the following:

a.           The term of this Agreement shall be extended by any event of force majeure, and the obligations of GOLD STANDARD under this Agreement, except for the payment of money, shall be suspended and GOLD STANDARD shall not be deemed in default or liable for damages or other remedies while GOLD STANDARD is prevented from complying therewith by force majeure. For purposes of this agreement, force majeure shall include, but not be limited to: acts of God; the elements; acts of War, insurrection, riots or terrorism; strikes, lockouts and other labor disputes; inability to obtain or delay in obtaining necessary materials or permits, approvals or consents; damage to, destruction or unavoidable shutdown or necessary facilities or equipment; acts or failures to act on the part of local, state, federal or foreign governmental agencies or courts, or of Indian tribes; or any other matters (whether or not similar to those mentioned above, and whether foreseeable or unforeseeable) beyond GOLD STANDARD's reasonable control; provided, however that settlement of strikes, lockouts and other labor disputes shall be entirely within the discretion of GOLD STANDARD; and provided further that GOLD STANDARD shall promptly notify other parties to this Agreement and shall exercise diligence in an effort to remove or overcome the cause of such inability to comply.

b.           In entering into this Agreement, the parties assume that GOLD STANDARD's access to the Property is and will continue to be unrestricted. GOLD STANDARD's reasonable belief that the actions or inactions of any local, state or federal governmental authority, might prevent or impede access to the Property, or otherwise limit GOLD STANDARD's ability to operate thereon, shall be considered an event of force majeure for purposes of this Agreement, and shall be referred to as an "access force majeure." If an access force majeure occurs, GOLD STANDARD shall resume operations on the Property within a reasonable time after access to the Property is no longer restricted, or terminate this Agreement, without payment or penalty, if in GOLD STANDARD's sole discretion the Property shall be inaccessible or otherwise available for exploration during the current or subsequent field season. In determining "reasonableness," GOLD STANDARD shall be under no duty to contest the governmental agency or court action or inaction by protest, petition, appeal or any other means. The event of an access force majeure does not relieve GOLD STANDARD of the obligation to make payments under this Agreement.

c.           Notwithstanding any event of force majeure as described in this Article 15 all AMR or Production Royalty payments required by this Agreement shall be timely paid in accordance with this Agreement.

ARTICLE SIXTEEN

SURRENDER OF PROPERTY

           16.1           In case of termination of this Agreement under the terms hereof or for any cause, GOLD STANDARD shall have no liability or obligation hereunder except for those, including reclamation obligations, already accrued at such date of termination. Upon such termination, GOLD STANDARD shall surrender the Property to Owner and shall deliver to them a written instrument in further evidence of such termination, in appropriate form for recording. GOLD STANDARD shall have the right but not the obligation, to remove from the Property all property belonging to or installed by it, including but not limited to machinery; equipment; buildings; structures; fixtures; ores, waste, and other materials; and concentrated products of ores or other materials (collectively, "Personal Property"). If GOLD STANDARD desires to abandon any Personal Property, GOLD STANDARD shall give Owner notice that Owner may elect to allow such Personal Property. In the event of a conflict between the terms of this Article 15 and any relevant surface use agreement then in effect, if any terms or provisions of the surface use agreement shall control as to GOLD STANDARD's obligations of reclamation and removal of property from the surface.

ARTICLE SEVENTEEN

CHANGE IN OWNERSHIP

17.1     Changes in Owner's ownership of the Property or the rights to receive royalties hereunder occurring after delivery of this Agreement shall not be binding upon GOLD STANDARD until it shall receive written notice of such change, signed by Owner, together with a certified copy or photographic copy of the recorded documents reflecting such change. No change or division in the Owner's ownership of the Property, mineral interests or royalties hereafter accomplished shall operate to enlarge the obligations or diminish the rights of GOLD STANDARD hereunder.

ARTICLE EIGHTEEN

NOTICES

18.1     All notices hereunder shall be in writing and may be delivered by certified mail, or by personal delivery, and such mailing thereof, or personal delivery, shall be deemed the act of giving of notice. Such notices shall be addressed to Owner as follows:

THOMAS J. TOMERA and PATSY S. TOMERA
HC 65-11
Carlin, NV 89822

PETER M. TOMERA AND TONI LYNN TOMERA
P.O. Box 276
Battle Mountain, NV 89820

ELEANOR O'DONNELL
196 Emigrant Trail, Unit 10
Spring Creek, NV 89815

JULIANA DIAZ
P.O. Box 109
Mahn, OR 97632

LUCY B. MILLER
371 Mountain City Highway #6
Elko, NV 89801

And to GOLD STANDARD, in duplicate, as follows:
GOLD STANDARD VENTURES (US) INC.
P. O. Box 1897
Elko, NV 89803

ARTICLE NINETEEN

USAGE

19.1           All defined terms as used herein include the plural, and reference to one gender includes the other and the plural when appropriate.

ARTICLE TWENTY

MEMORANDUM FOR RECORDING

20.1     Upon GOLD STANDARD's request, Owner shall execute a Memorandum of Mining Lease and Agreement covering the Property for purposes of recording. Owner shall not record this Agreement without GOLD STANDARD's prior written consent.

ARTICLE TWENTY ONE

ASSIGNMENT

21.1     Subject to Article 17, owner may assign its rights under this Agreement, in whole or in part, and this Agreement shall be binding upon and inure to the benefit of the parties hereto, their heirs, executors, administrators, successors and assigns. GOLD STANDARD may assign this Agreement in whole or in part at any time to any other party with prior written consent of Owner, which consent shall not be unreasonable withheld, and such assignment shall, to the extent of such assignment, not relieve and discharge GOLD STANDARD of its obligations hereunder, unless the parties otherwise agree in writing. "Affiliate" shall mean a party controlling, controlled by or under common control with GOLD STANDARD.

a.           COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall constitute an original and all of which, taken together, shall constitute a single agreement.

b.           U.S. DOLLARS. All DOLLAR amounts are in US currency.

c.           GOVERING LAW. This Agreement shall be governed by and interpreted in accordance with the laws of the State of Nevada.

d.           ENTIRE AGREEMENT. This Agreement sets forth the entire understanding between the parties and may be modified or amended only in writing by an instrument signed by the party to be charged with such modification or amendment.

e.           ATTORNEY FEES.  GOLD STANDARD Resources shall pay all attorney fees incurred in preparing and negotiating the terms of this lease.

GOLD STANDARD VENTURES (US) INC.

By:	/s/ David C. Mathewson
DAVID C. MATHEWSON

By:	/s/ Thomas J. Tomera
THOMAS J. TOMERA

By:	/s/ Patsy S. Tomera
PATSY S. TOMERA

By:	/s/ Peter M. Tomera
PETER M. TOMERA

By:	/s/ Toni Lynn Tomera
TONI LYNN TOMERA

By:	/s/ Eleanor O’Donnell
ELEANOR O'DONNELL

By:	/s/ Juliana Diaz
JULIANA DIAZ

By:	/s/ Lucy B. Miller
LUCY B. MILLER

EXHIBIT A

Undivided Mineral Estate Interest

Township 31 North, Range 53 East,	Elko County, Nevada
Section 15:                      All (41.67%), 266.69 net acres

Township 31 North, Range 53 East,	Elko County, Nevada
Section 9:	W½SE¼ (41.667% minerals), 33.334 net acres
Section 9:	SW¼ (8.334% minerals), 13.334 net acres
Section 9:	E½SE¼ (41.667% minerals), 33.334 net acres
Section 17:       All (8.334% minerals), 53.34 net acres

Total Net Acres:  400.032